As filed with the Securities and Exchange Commission on January 5, 2009
Registration No. 333-144467

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2 TO
FORM S-3 REGISTRATION STATEMENT NO. 333-144467
UNDER THE SECURITIES ACT OF 1933
MEMORY PHARMACEUTICALS CORP.
(Exact name of registrant as specified in its charter)

Delaware	04-3363475
(State or other jurisdiction	(I.R.S. employer
of incorporation or organization)	identification no.)
100 Philips Parkway
Montvale, New Jersey 07645
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Vaughn M. Kailian
100 Philips Parkway
Montvale, New Jersey 07645
(201) 802-7100
(Name, address, including zip code, and telephone number, including area code, of agent for service)
With copies to:
Ellen B. Corenswet, Esq.
Covington & Burling LLP
The New York Times Building
620 Eighth Avenue
New York, New York 10018
(212) 841-1000

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:	☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:
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If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
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If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
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If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:
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If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:
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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☑

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment No. 2 (this “Post-Effective Amendment”), filed by Memory Pharmaceuticals Corp., a Delaware corporation (“Memory”), pertains to (i) the registration of $75,000,000 in securities, and (ii) the registration for resale of 1,134,811 shares of Memory common stock, par value $0.001 per share (the “Common Stock”), and 1,077,735 shares of the Common Stock issuable upon the exercise of warrants, registered under the Registration Statement on Form S-3 (Registration No. 333-144467) filed by Memory with the Securities and Exchange Commission on July 10, 2007, as amended on July 23, 2007 (the “Registration Statement”).
     On November 25, 2008, Memory entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Hoffmann-La Roche Inc., a New Jersey corporation (“Roche”), and 900 North Point Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Roche (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into Memory, with Memory continuing as the surviving corporation and becoming a wholly-owned subsidiary of Roche (the "Merger”). The Merger became effective on January 5, 2009 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.
     At the Effective Time, each share of the Common Stock issued and outstanding immediately prior to the Merger (other than shares owned by Parent, Merger Sub or any subsidiary of Parent or Memory or shares held in the treasury of Memory or shares as to which appraisal rights are validly exercised) were cancelled and converted into the right to receive $0.61 per share in cash, without interest and less any required withholding taxes.
     As a result of the Merger, Memory has terminated all offerings of its Common Stock pursuant to its existing registration statements, including the Registration Statement. Memory hereby removes from registration all securities registered under the Registration Statement, including those shares of the Common Stock registered for resale by the selling stockholders named in the Registration Statement, that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Montvale, State of New Jersey, on this 5th day of January, 2009.

MEMORY PHARMACEUTICALS CORP.
/s/ Vaughn M. Kailian
Name:	Vaughn M. Kailian
Title:	President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated as of this 5th day of January, 2009.

/s/ Vaughn M. Kailian
Name:	Vaughn M. Kailian
Title:	Chief Executive Officer

/s/ Michael P. Smith
Name:	Michael P. Smith
Title:	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Frank J. D’ Angelo
Name:	Frank J. D’ Angelo
Title:	Director

/s/ Frederick C. Kentz III
Name:	Frederick C. Kentz III
Title:	Director

/s/ Beat Kraehenmann
Name:	Beat Kraehenmann
Title:	Director

/s/ Daniel Zabrowski
Name:	Daniel Zabrowski
Title:	Director